Exhibit 4.7

SYNCHRONY CARD ISSUANCE TRUST
as Issuer

CLASS C(20[ ]-[ ]) TERMS DOCUMENT
dated as of [            ]

to

SYNCHRONYSERIES INDENTURE SUPPLEMENT
dated as of [            ], 2018

to

AMENDED AND RESTATED MASTER INDENTURE
dated as of May 1, 2018

THE BANK OF NEW YORK MELLON
as Indenture Trustee

TABLE OF CONTENTS

Page

ARTICLE I Definitions and Other Provisions of General Application		1
Section 1.01	Definitions and Interpretive Matters	1
Section 1.02	Governing Law	7
Section 1.03	Counterparts	7
Section 1.04	Ratification of Indenture and Indenture Supplement	8
ARTICLE II The Class C(20[ ]-[ ]) Notes		8
Section 2.01	Creation and Designation	8
Section 2.02	Form of Delivery of Class C(20[ ]-[ ]) Notes; Depository; Denominations.	8
Section 2.03	Delivery and Payment for the Class C(20[ ]-[ ]) Notes	8
Section 2.04	Specification of SynchronySeries Subordinated Transferor Amount	8
Section 2.05	ERISA	8
Section 2.06	Maximum Delinquency Percentage	9
Section 2.07	[Determination of Benchmark.]	9
Section 2.08	[Effect of Benchmark Transition Event.]	10
ARTICLE III Allocations, Deposits and Payments		12
Section 3.01	Targeted Deposits into the Class C(20[ ]-[ ]) Interest Funding Sub-Account[; Application of SynchronySeries Available Finance Charge Collections and Foreign Currency Payments from Derivative Counterparties for Interest]	12
Section 3.02	[Targeted Deposits of SynchronySeries Available Principal Collections to the Class C(20[ ]-[ ]) Note Retirement Sub-Account and the Class C(20[ ]-[ ]) Principal Funding Sub-Account[; Application of Foreign Currency Payments from Derivative Counterparties for Principal]	13
Section 3.03	Withdrawals from Class C(20[ ]-[ ]) Interest Funding Sub-Account	13
Section 3.04	Withdrawals from Class C(20[ ]-[ ]) Principal Funding Sub-Account	13
Section 3.05	Payments of Interest and Principal.	14
ARTICLE IV Miscellaneous provisions		14
Section 4.01	Limitation of Liability.	14

THIS CLASS C(20[ ]-[ ]) TERMS DOCUMENT (this “Terms Document”), among the Synchrony CARD ISSUANCE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), having its principal office at c/o Citibank, N.A., 388 Greenwich Street, New York, New York 10013, and THE BANK OF NEW YORK MELLON, a New York state-chartered bank, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of [            ].

Pursuant to this Terms Document, the Issuer and the Indenture Trustee shall create a new Tranche of SynchronySeries Class C Notes and shall specify the principal terms thereof.

ARTICLE I
Definitions and Other Provisions of General Application

Section 1.01      Definitions and Interpretive Matters. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(a)          All terms used herein and not otherwise defined herein shall have meanings ascribed to them in the Indenture or the Indenture Supplement. This Terms Document shall be interpreted in accordance with the conventions set forth in Sections 1.01(a) through (g) of the Indenture.

(b)         All terms defined in this Terms Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)          In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture or the Indenture Supplement, the terms and provisions of this Terms Document shall be controlling.

(d)         Each capitalized term defined herein shall relate only to the Class C(20[ ]-[ ]) Notes and no other Tranche of SynchronySeries Notes issued by the Issuer.

(e)          Whenever used in this Terms Document, the following words and phrases shall have the following meanings, and the definitions of such terms and phrases are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the neuter genders of such terms:

[“Accumulation Commencement Date” means [____], 20[_]; provided, however, that if the Accumulation Period Length for the Class C(20[ ]-[ ]) Notes is more or less than the Initial Accumulation Period Length for the Class C(20[ ]-[ ]) Notes, the Accumulation Commencement Date for the Class C(20[ ]-[ ]) Notes will be the date determined pursuant to the definition of “Accumulation Commencement Date” in the Indenture Supplement.]

[“Benchmark” means, initially, the SOFR Rate; provided that, if the Administrator determines prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.]

[“Benchmark Administrator” means, the Administrator of the Benchmark.]

[“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Benchmark Administrator as of the Benchmark Replacement Date;

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Administrator as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.]

[“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Administrator as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrator giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.]

[“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Administrator decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Administrator determines is reasonably necessary).]

[“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.]

[“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the Benchmark Administrator (or such component) announcing that such Benchmark Administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor Benchmark Administrator that will continue to provide the Benchmark (or such component); or

(2) a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the Benchmark Administrator (or such component), a resolution authority with jurisdiction over the Benchmark Administrator (or such component) or a court or an entity with similar insolvency or resolution authority over the Benchmark Administrator, which states that the Benchmark Administrator (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor Benchmark Administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator announcing that the Benchmark is no longer representative.]

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” defined in and subject to Section 4975 of the Internal Revenue Code or an entity or account deemed to hold “plan assets” of any of the foregoing.

“Class C(20[ ]-[ ]) Note” means any Note, substantially in the form set forth in Exhibit A-3 to the Indenture Supplement, designated therein as a Class C(20[ ]-[ ]) Note and duly executed and authenticated in accordance with the Indenture.

“Class C(20[ ]-[ ]) Noteholder” means a Person in whose name a Class C(20[ ]-[ ]) Note is registered in the Note Register.

“Class C(20[ ]-[ ]) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class C(20[ ]-[ ]) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article V thereof.

“Controlled Accumulation Amount” means $[            ]; provided, however, if the Accumulation Period Length is determined to be more or less than twelve months pursuant to Section 3.11(b)(ii) of the Indenture Supplement, the Controlled Accumulation Amount for any Transfer Date with respect to the Class C(20[ ]-[ ]) Notes will be the amount specified in the definition of “Controlled Accumulation Amount” in the Indenture Supplement; provided, further, that the Controlled Accumulation Amount for any Monthly Period shall not exceed the Outstanding Dollar Principal Amount for the Class C(20[ ]-[ ]) Notes minus the amount on deposit in the Class C(20[ ]-[ ]) Principal Funding Sub-Account.

[“Compounded SOFR” with respect to any U.S. Government Securities Business Day, means:

(1)            the applicable compounded average of SOFR for a tenor of 30 days as published on such U.S. Government Securities Business Day at the SOFR Determination Time; or

(2)            if the rate specified in (1) above does not so appear, the applicable compounded average of SOFR for a tenor of 30 days as published in respect of the first preceding U.S. Government Securities Business Day for which such rate appeared on the FRBNY’s Website.

The specific Compounded SOFR rate is referred to by its tenor. For example, “30-day Average SOFR” refers to the compounded average SOFR over a rolling 30-calendar day period as published on the FRBNY’s Website.]

[“Derivative Counterparty” means [            ].]

[“FRBNY” means the Federal Reserve Bank of New York.]

[“FRBNY’s Website” means the website of the FRBNY, currently at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind or at such other page as may replace such page on the FRBNY’s website.]

“Indenture” means the Amended and Restated Master Indenture, dated as of May 1, 2018, as amended, between the Issuer and the Indenture Trustee, as supplemented by Supplement No. 1 to Amended and Restated Master Indenture, dated as of May 20, 2024.

“Indenture Supplement” means the SynchronySeries Indenture Supplement, dated as of September 26, 2018, between the Issuer and the Indenture Trustee.

“Initial Dollar Principal Amount” means $[            ].

“Interest Payment Date” means [            ] and the 15th day of each [month] [April, July, October and January] thereafter, or if such 15th day is not a Business Day, the next succeeding Business Day [; provided, however, that if an Early Amortization Event or an Event of Default and acceleration of the Class C(20[ ]-[ ]) Notes shall have occurred, the “Interest Payment Date” shall mean the 15th day of each month thereafter, or if such 15th day is not a Business Day, the next succeeding Business Day, beginning in the month immediately following the Monthly Period during which such Early Amortization Event or acceleration occurs].

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or in the case of the initial Interest Payment Date, from and including the Issuance Date) to but excluding such Interest Payment Date.

[“Interest Rate Determination Date” means two U.S. Government Securities Business Days before each Interest Payment Date.]

[“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.]

[“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.]

[“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.]

“Issuance Date” means [            ].

“Legal Maturity Date” means [            ].

“Note Interest Rate” means a rate per annum equal to [            ]% [in excess of the Benchmark Rate, as determined by the [Administrator] on the related Interest Rate Determination Date with respect to each Interest Period].

“Paying Agent” means [Indenture Trustee].

[“Portfolio Yield” has the meaning specified in the Indenture Supplement plus [            ].]

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 3.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

[“Principal Funding Sub-Account Earnings Target” means, with respect to the Class C(20[ ]-[ ]) Notes and any Monthly Period, the Dollar amount of interest that would have accrued on funds in the Class C(20[ ]-[ ]) Principal Funding Sub-Account for the applicable Principal Funding Sub-Account Earnings Accrual Period if it had borne interest at a rate per annum equal to [            ]% [in excess of the Benchmark Rate, as determined by the [Administrator] on the related Interest Rate Determination Date with respect to each Interest Period].]

[“Rating Agency Condition” means [            ].]

[“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrator.]

[“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.]

[“Required Finance Charge Deposit Amount” has the meaning specified in the Indenture Supplement plus [            ].]

[“Required Principal Deposit Amount” has the meaning specified in the Indenture Supplement plus [            ].]

“Scheduled Principal Payment Date” means [            ].

“Similar Law” means any local, state or other laws that are similar to Title I of ERISA or Section 4975 of the Internal Revenue Code.

[“SOFR Adjustment Conforming Changes” means, with respect to any SOFR Rate, any technical, administrative or operational changes (including changes to the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Administrator decides, from time to time, may be appropriate to adjust such SOFR Rate in a manner substantially consistent with or conforming to market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice exists, in such other manner as the Administrator determines is reasonably necessary).]

“Stated Principal Amount” means $[            ].

[“SynchronySeries Available Finance Charge Collections” has the meaning specified in the Indenture Supplement plus [            ].]

[“SynchronySeries Available Principal Collections” has the meaning specified in the Indenture Supplement plus [            ].]

[“Term SOFR” means the forward-looking term rate based on SOFR that is two U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is posted to FRBNY’s Website; provided, however, that if as of 5:00 p.m. New York City time, the forward-looking term rate has not been posted to FRBNY’s Website, then the Term SOFR will mean the forward-looking term rate based on SOFR that is on the first preceding U.S. Government Securities Business Day for which such rate was posted to FRBNY’s Website.]

[“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.]

[“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

None of the Owner Trustee, the Indenture Trustee or the Delware Trustee will be liable for any inability, failure or delay on its part to perform any of its duties set forth in any of the Transaction documents as a result of the unavailability of SOFR Rate and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrator, in providing any direction, instruction, notice or information required or contemplated by the terms of the Transaction documents and reasonably required for the performance of such duties.

All percentages resulting from any calculation on the Class [●](20[●]-[●] Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards (e.g., 9.8765445% (or 0.098765445) would be rounded to 9.87655% (or 0.0987655)), and all dollar amounts used in or resulting from that calculation on the Class [●](20[●]-[●] Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).]

Section 1.02      Governing Law. THIS TERMS DOCUMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF).

Section 1.03      Counterparts. This Terms Document may be executed in any number of counterparts, including by e-signature, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.04      Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as so supplemented by the Indenture Supplement as so supplemented by this Terms Document shall be read, taken and construed as one and the same instrument.

[END OF ARTICLE I]

ARTICLE II
The Class C(20[ ]-[ ]) Notes

Section 2.01      Creation and Designation. There is hereby created a Tranche of SynchronySeries Class C Notes to be issued pursuant to the Indenture and the Indenture Supplement to be known as the “SynchronySeries Class C(20[ ]-[ ]) Notes.” [In addition to the conditions precedent specified in Section 3.09 of the Indenture and Section 2.02 of the Indenture Supplement, the Class C(20[ ]-[ ]) Notes may only be issued if the following conditions precedent are satisfied [insert additional conditions precedent, if any].]

Section 2.02      Form of Delivery of Class C(20[ ]-[ ]) Notes; Depository; Denominations.

(a)          The Class C(20[ ]-[ ]) Notes shall be delivered in the form of a Global Note as provided in Sections 2.02 and 3.01(g) of the Indenture.

(b)         The Depository for the Class C(20[ ]-[ ]) Notes shall be The Depository Trust Company, and the Class C(20[ ]-[ ]) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c)          The Class C(20[ ]-[ ]) Notes will be issued in minimum denominations of $[10,000] and integral multiples of $[1,000] in excess of $[10,000].

Section 2.03      Delivery and Payment for the Class C(20[ ]-[ ]) Notes. The Issuer shall execute and deliver the Class C(20[ ]-[ ]) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class C(20[ ]-[ ]) Notes when authenticated, each in accordance with Section 3.03 of the Indenture.

Section 2.04      Specification of SynchronySeries Subordinated Transferor Amount. As of the date of this Terms Document, after giving effect to the issuance of the Class C(20[ ]-[ ]) Notes but prior to any adjustments pursuant to the terms of the Indenture Supplement, the SynchronySeries Subordinated Transferor Amount will equal $[            ].

Section 2.05      ERISA.

(a)          By its acquisition of a Class C(20[ ]-[ ]) Note (or interest therein), each purchaser and transferee (and its fiduciary, if applicable) will be deemed to represent and warrant that either (i) it is not acquiring and will not hold such Note (or interest therein) with the assets of a Benefit Plan or other plan that is subject to Similar Law or (ii) (A) its acquisition and holding of such Note (or interest therein) will not give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue

Code or a violation of Similar Law and (B) such Note is rated at least [“BBB-”] or its equivalent by a nationally recognized statistical rating agency at the time of acquisition and such Note has not been characterized as other than indebtedness under applicable local law.

(b)         In lieu of the ERISA legend in the SynchronySeries Indenture Supplement, dated as of May 1, 2018, the following will apply:

BY ACQUIRING THIS NOTE (OR ANY INTEREST HEREIN), EACH PURCHASER AND TRANSFEREE (AND, ITS FIDUCIARY, IF APPLICABLE) WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER (A) IT IS NOT ACQUIRING AND WILL NOT HOLD THIS NOTE (OR INTEREST HEREIN) WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, A “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”), AN ENTITY OR ACCOUNT DEEMED TO HOLD PLAN ASSETS OF ANY OF THE FOREGOING, OR ANY OTHER PLAN THAT IS SUBJECT TO A LOCAL, STATE OR OTHER LAW THAT IS SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE (“SIMILAR LAW”) OR (B)(1) THE ACQUISITION AND HOLDING OF THIS NOTE (OR INTEREST HEREIN) WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OR A VIOLATION OF SIMILAR LAW AND (2) THIS NOTE IS RATED AT LEAST “BBB-” OR ITS EQUIVALENT BY A NATIONALLY RECOGNIZED STATISTICAL RATING AGENCY AT THE TIME OF ACQUISITION AND THIS NOTE HAS NOT BEEN CHARACTERIZED AS OTHER THAN INDEBTEDNESS UNDER APPLICABLE LOCAL LAW.

Section 2.06      Maximum Delinquency Percentage. The Maximum Delinquency Percentage for the Class C(20[ ]-[ ]) Notes is [            ]%.

Section 2.07      [Determination of Benchmark.]

(a)          [The initial Benchmark will be the SOFR Rate. For purposes of determining the interest rate applicable to the Notes for each Interest Period, SOFR rate will be determined two U.S. Government Securities Business Days before that Interest Period begins.]

(b)         [With respect to the Notes, “SOFR Rate” for each Interest Period will equal the [Compounded SOFR][Term SOFR][30-day average SOFR] rate published on the FRBNY’s website, as of 3:00 p.m., New York time (the “SOFR Determination Time”), on the related interest rate determination date; provided that, if the sum of SOFR rate plus [●]% for such Interest Period is less than 0.00%, then the interest rate for the Class C(20[●]-[●]) Notes for such Interest Period shall be deemed to be 0.00%. If that rate does not so appear, SOFR rate for that Interest Period will be the applicable compounded average of SOFR for a tenor of 30 days as published in respect of the first preceding U.S. government securities business day for which such rate appeared on the FRBNY’s website. The Administrator will have the right, in its sole discretion, to make applicable SOFR Adjustment Conforming Changes.]

(c)          [SOFR rate applicable to the then current and immediately preceding Interest Period may be obtained by telephoning the Indenture Trustee at its corporate trust office or any other telephone number designated by the Indenture Trustee.]

Section 2.08      [Effect of Benchmark Transition Event.]

(a)          [Notwithstanding the foregoing, if the Administrator determines prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the determination of the then-current Benchmark, the Benchmark Replacement determined by the Administrator will replace the then-current Benchmark for all purposes relating to the Class C(20[●]-[●] Notes in respect of such determination on such date and all such determinations on all subsequent dates.]

(b)         [The Administrator will deliver written notice to each hired agency, the Indenture Trustee, the Owner Trustee, the Delaware Trustee and the Paying Agent on any SOFR Adjustment Date if, as of the applicable Reference Time, the Administrator has determined with respect to the related Interest Period that there will be a change in the SOFR Rate or the terms related thereto since the immediately preceding SOFR Adjustment Date due to a determination by the Administrator that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred.]

(c)          [The Administrator will have the right to make SOFR Adjustment Conforming Changes and, in connection with the implementation of a Benchmark Replacement, Benchmark Replacement Conforming Changes, from time to time.]

(d)         [Any determination, decision or election that may be made by the Administrator or any other person in connection with a Benchmark Transition Event, a Benchmark Replacement Conforming Change or a Benchmark Replacement as described above, including any determination with respect to administrative feasibility (whether due to technical, administrative or operational issues), a tenor, rate, an adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Administrator’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without the consent of any other person (including any Noteholder). The holders of the Class C(20[●]-[●] Notes will not have any right to approve or disapprove of these changes and will be deemed to have agreed to waive and release any and all claims relating to any such determinations. Notwithstanding anything to the contrary in the transaction documents, none of the issuing entity, the Owner Trustee, the Indenture Trustee, the Delaware Trustee, the Administrator, the Sponsor, the Depositor or the

Servicer will have any liability for any action or inaction taken or refrained from being taken by it with respect to any Benchmark, Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Unadjusted Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes or any other matters related to or arising in connection with the foregoing. Each Noteholder and Note owner, by its acceptance of a Note or a beneficial interest in a Note, will be deemed to waive and release any and all claims against the Issuer, the Owner Trustee, the Indenture Trustee, the Delaware Trustee, the Administrator, the sponsor, the depositor and the servicer relating to any such determinations.]

(e)          [For the avoidance of doubt: (a) in no event will (i) the Administrator be responsible for determining the SOFR Rate or any substitute for SOFR if such rate does not appear on the FRBNY’s Website or on a comparable system as is customarily used to quote SOFR or such substitute for SOFR, (ii) the Indenture Trustee, the Paying Agent and the Owner Trustee be responsible for determining the SOFR Rate or any substitute for SOFR or (iii) the Indenture Trustee, the Delaware Trustee, the Paying Agent and the Owner Trustee be responsible for making any decision or election in connection with a Benchmark Transition Event or a Benchmark Replacement as described above, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event and (b) in connection with any of the matters referenced in clause (a) of this sentence, the Indenture Trustee, the Delaware Trustee, the Paying Agent and the Owner Trustee will be entitled to conclusively rely on any determinations made by the Administrator (on behalf of the issuing entity), as applicable, in regards to such matters and will have no liability for such actions taken at the direction of the Administrator (on behalf of the issuing entity).]

(f)          [The Indenture Trustee, the Paying Agent, the Delaware Trustee, and the Owner Trustee will be under no obligation (i) to monitor, determine or verify the availability, unavailability or cessation of SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment or Unadjusted Benchmark Replacement, or other modifier to any replacement or successor index, or (iv) to determine whether or what SOFR Adjustment Conforming Changes or Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.]

(g)         [The Indenture Trustee, the Paying Agent, the Delaware Trustee and the Owner Trustee will not be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture and the other transaction documents as a result of the unavailability of SOFR (or other applicable Benchmark) and the absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation, the Servicer or the Administrator (on behalf of the Issuer), in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture and the other transaction documents and reasonably required for the performance of such duties.]

(h)         [If the Issuer does not pay interest due on the Notes on an Interest Payment Date, the amount not paid will be due on the next Interest Payment Date, together with interest on the overdue amount of regular monthly interest, accruing at a per annum rate equal to [[Benchmark] for the applicable Interest Period plus] [●]%.]

[END OF ARTICLE II]

ARTICLE III
Allocations, Deposits and Payments

Section 3.01      Targeted Deposits into the Class C(20[ ]-[ ]) Interest Funding Sub-Account[; Application of SynchronySeries Available Finance Charge Collections and Foreign Currency Payments from Derivative Counterparties for Interest].

(a)          The amount targeted to be deposited into the Class C(20[ ]-[ ]) Interest Funding Sub-Account pursuant to Sections 3.02(b) and 3.03 of the Indenture Supplement shall be the sum of the following:

(i)            On the Transfer Date related to each Interest Payment Date, the amount of interest targeted to be deposited in the Class C(20[ ]-[ ]) Interest Funding Sub-Account shall be an amount equal to [one-twelfth of] the product of (i) [the Note Interest Rate] [(A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360, times, (B) the Note Interest Rate in effect with respect to the related Interest Period], and (ii) [(A)] the Outstanding Dollar Principal Amount of the Class C(20[ ]-[ ]) Notes determined as of the close of business on the Interest Payment Date preceding the related Transfer Date for the Class C(20[ ]-[ ]) Notes [plus (B) any interest due but unpaid on any prior Interest Payment Date]; provided, however, that for the first Interest Payment Date, the amount of interest due with respect to the Class C(20[ ]-[ ]) Notes shall be [$[            ]] [an amount equal to the product of (x) the Outstanding Dollar Principal Amount of the Class C(20[ ]-[ ]) Notes on the Issuance Date, (y) [__] divided by 360 and (z) the Note Interest Rate in effect with respect to the Class C(20[ ]-[ ]) Notes determined on [            ]]. [Interest on the Class C(20[ ]-[ ]) Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.] [Notwithstanding Section 3.03(d) of the Indenture Supplement, the interest targeted to be deposited in the Class C(20[ ]-[ ]) Interest Funding Sub-Account [shall not include interest accrued on any overdue interest][describe alternative calculation of interest on overdue interest.]]

(ii)            [Describe payments targeted to be made to the Derivative Counterparty under a Performing or non-Performing Derivative Agreement for interest, if any.]

(iii)            [Describe any other amounts to be deposited into the Class C(20[ ]-[ ]) Interest Funding Sub-Account, if any.]

(b)         [On each Note Payment Date, after the Indenture Trustee has made all payments and deposits required to be made pursuant to Sections 3.02(a)-(f) of the Indenture Supplement, the Indenture Trustee shall deposit into the Class C(20[ ]-[ ]) Interest Funding Sub-Account an amount equal to [describe additional payments and deposits, if any].]

(c)          [Describe application of payments received under a Derivative Agreement with interest payable in a Foreign Currency, if any.]

Section 3.02      [Targeted Deposits of SynchronySeries Available Principal Collections to the Class C(20[ ]-[ ]) Note Retirement Sub-Account and the Class C(20[ ]-[ ]) Principal Funding Sub-Account[; Application of Foreign Currency Payments from Derivative Counterparties for Principal]].

(a)          [Notwithstanding Section 3.11(a) of the Indenture Supplement, with respect to the Monthly Period immediately preceding the Scheduled Principal Payment Date, the deposit targeted for the Class C(20[ ]-[ ]) Notes will equal [describe alternative deposit targeted for the Class C(20[ ]-[ ]) Notes, if any].]

(b)         [[In addition to the amounts specified in Section 3.11 of the Indenture Supplement [(as modified by Section 3.02(a) of this Terms Document)], the deposit targeted to be made to the Class C(20[ ]-[ ]) Principal Funding Sub-Account includes [describe payments targeted to be made to the Derivative Counterparty under a Performing or non-Performing Derivative Agreement for principal, if any.]]

(c)          [Describe application of payments received under a Derivative Agreement with principal payable in a Foreign Currency, if any.]

Section 3.03      Withdrawals from Class C(20[ ]-[ ]) Interest Funding Sub-Account. On each [Interest Payment Date][specify alternative date], [the interest due on the Class C(20[ ]-[ ]) Notes, calculated pursuant to Section 3.01(a)(i) of this Terms Document, will be withdrawn from the Class C(20[ ]-[ ]) Interest Funding Sub-Account and remitted to the Paying Agent for distribution pursuant to Section 3.05 of this Terms Document] [describe amounts to be withdrawn from the Class C(20[ ]-[ ]) Interest Funding Sub-Account and paid to the Derivative Counterparty, if any].

Section 3.04      Withdrawals from Class C(20[ ]-[ ]) Principal Funding Sub-Account.

(a)          On each [Principal Payment Date][specify alternative date], [an amount up to the Nominal Liquidation Amount of the Class C(20[ ]-[ ]) Notes will be withdrawn from the Class C(20[ ]-[ ]) Principal Funding Sub-Account and remitted to the Paying Agent for distribution pursuant to Section 3.05 of this Terms Document] [describe amounts to be withdrawn from the Class C(20[ ]-[ ]) Principal Funding Sub-Account and paid to the Derivative Counterparty, if any].

(b)         [No amounts on deposit in the Class C(20[ ]-[ ]) Principal Funding Sub-Account will be applied to make principal payments [or [describe any payments to be made pursuant to a Derivative Agreement]] in excess of [describe maximum amount].]

Section 3.05      Payments of Interest and Principal.

(a)          Any installment of interest or principal payable on any Class C(20[ ]-[ ]) Note which is punctually paid or duly provided for by the Issuer and the Indenture Trustee on the applicable Interest Payment Date or Principal Payment Date shall be paid by the Paying Agent to the Person in whose name such Class C(20[ ]-[ ]) Note (or one or more Predecessor Notes) is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as has been designated by written instructions received by the Paying Agent from such Person not later than the close of business on the third Business Day preceding the date of payment or, if no such account has been so designated, by check mailed first-class, postage prepaid to such Person’s address as it appears on the Note Register on such Record Date, except that with respect to Notes registered on the Record Date in the name of the nominee of Cede & Co., payment shall be made by wire transfer in immediately available funds to the account designated by such nominee.

(b)         The right of the Class C(20[ ]-[ ]) Noteholders to receive payments from the Issuer will terminate on the first Business Day following the Class C(20[ ]-[ ]) Termination Date.

[END OF ARTICLE III]

ARTICLE IV
Miscellaneous provisions

Section 4.01      Limitation of Liability.

(a)          It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by Citibank, N.A., not individually or personally, but solely as Trustee of the Issuer, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Citibank, N.A. but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Citibank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Citibank, N.A. has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer or any other party in this Agreement, and (e) under no circumstances shall Citibank, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this document or any other related documents.

(b)         The Indenture Trustee shall be entitled to the same protections and indemnities under this Terms Document that it is entitled to under the Indenture.

[END OF ARTICLE IV]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

SYNCHRONY CARD ISSUANCE TRUST

By:	CITIBANK, N.A., not in its individual capacity but solely as Trustee on behalf of the Issuer

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:
Name:
Title:

Synchrony Card Issuance Trust

SynchronySeries Class C(20[ ]-[ ]) Terms Document